Exhibit 18.1

December 8, 2008

Board of Directors

SeaChange International, Inc.

We are providing this letter solely for inclusion as an exhibit to SeaChange International, Inc. and Subsidiaries (the “Company”) Form 10-Q filing pursuant to Item 601 of Regulation S-K.

As stated in notes 1 and 6 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly report on Form 10-Q for the three and nine months ended October 31, 2008, the Company changed the date of its Media Services reporting unit’s annual goodwill impairment test (“test date”) under Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets, from the end of the Company’s second fiscal quarter to the beginning of the Company’s third fiscal quarter, a change in the method of application of a Generally Accepted Accounting Principle. Notes 1 and 6 also state management’s belief that the newly adopted test date is preferable in the circumstances because this change allows the Company to align the Media Services reporting unit test date with the annual goodwill impairment test date for the Company’s other reporting units. In addition, it is management’s belief that this change did not delay, accelerate or avoid an impairment charge.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in the method of application of an accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in the method of application of an accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.

We have not audited the application of the aforementioned accounting change to the financial statements included in part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of SeaChange International, Inc. and Subsidiaries as of any date or for any period subsequent to January 31, 2008. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

Very truly yours,

/s/ GRANT THORNTON LLP